Exhibit 99.2

U.S. Securities and Exchange Commission

Office of the Chief Accountant Issues Statement on Fannie Mae Accounting

FOR IMMEDIATE RELEASE

2004-172

Washington, D.C., Dec. 15, 2004 — Donald T. Nicolaisen, Chief Accountant for the Securities and Exchange Commission (Commission), issued the following statement regarding the compliance of the Federal National Mortgage Association’s (Fannie Mae) accounting practices for deferred purchase price adjustments and for derivatives and hedging activities with Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” (Statement No. 91), and Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (Statement No. 133):

At the request of Fannie Mae, the accounting staff at the Commission has been reviewing whether the accounting used by Fannie Mae complied with Statement Nos. 91 and 133.

The Office of Federal Housing Enterprise Oversight (OFHEO), Fannie Mae’s safety and soundness regulator, has reviewed several of Fannie Mae’s accounting practices, focusing on the implications of those practices on the adequacy of Fannie Mae’s regulatory capital, the quality of its management, and the overall safety and soundness of the enterprise. OFHEO issued a preliminary report of its findings on September 17, 2004.

Following the issuance of OFHEO’s report, Fannie Mae sought guidance from the Commission’s accounting staff regarding accounting policy matters associated with Fannie Mae’s compliance with Statement Nos. 91 and 133. Although it is unusual for the accounting staff to provide such guidance while there are pending investigations by the Commission and other agencies, Fannie Mae requested our guidance because, in its view, these accounting issues have received extraordinary public attention and resulted in the mortgage and capital markets experiencing uncertainty. Fannie Mae did not ask the accounting staff to express any views on factual matters or matters that require factual development and, in providing the requested guidance, we are not expressing any such views. The staff’s guidance is based solely on information voluntarily provided by Fannie Mae and OFHEO.

In light of the public attention and uncertainties cited by Fannie Mae in its request, and other matters involving Fannie Mae that are publicly available, including OFHEO’s report, we are issuing this statement of the staff’s views. The issues considered by the SEC staff were not the appropriateness of Fannie Mae’s business decisions to use financial or derivative instruments or to hedge its risks, but whether the accounting used to record those transactions complied with Statement Nos. 91 and 133.

Our review indicates that during the period under our review, from 2001 to mid-2004, Fannie Mae’s accounting practices did not comply in material respects with the accounting requirements in Statement Nos. 91 and 133.

Regarding Statement No. 91, during the period under the SEC staff’s review, Fannie Mae failed to record timely adjustments to the recorded amount of its loans based on changes in the estimated speed with which those loans would be prepaid. Among other requirements, Statement No. 91 provides that when applying the method used by Fannie Mae an entity should use its best estimate of expected prepayment rates in calculating the carrying amount of its loans. Fannie Mae previously had concluded that its methodology for performing these calculations for interim balance sheet dates in the periods 2001 through 2002 was not consistent with Statement No. 91, and has stated that it has changed its accounting policies to, among other things, calculate the amounts based on quarter-end positions rather than projected year-end positions.

It also appears that, contrary to Statement No. 91, Fannie Mae recognized adjustments to the carrying amount of its loans only if they exceeded a self-defined materiality limit, referred to as a “precision threshold.” Fannie Mae has represented to the Commission staff that it has initiated further changes to eliminate the “precision threshold” and is working with OFHEO to further amend its accounting practices under Statement No. 91.

Regarding Statement No. 133, one of the principles underlying the statement is that derivative instruments are to be recorded at their fair value with changes in fair value reported in earnings. If certain hedge criteria are met, however, Statement No. 133 affords special accounting for the hedge relationship. If the specific hedging requirements are not met, then special hedge accounting is not appropriate.

Fannie Mae internally developed its own unique methodology to assess whether hedge accounting was appropriate. Fannie Mae’s methodology, however, did not qualify for hedge accounting because of deficiencies in its application of Statement No. 133. Among other things, Fannie Mae’s methodology of assessing, measuring, and documenting hedge ineffectiveness was inadequate and was not supported by the Statement.

We understand that Fannie Mae is working with an outside adviser to amend its hedge accounting practices and develop an appropriate approach to hedge accounting under Statement No. 133.

This evening, therefore, I have advised Fannie Mae that, to be consistent with Statement Nos. 91 and 133 and to provide investors with appropriate information, Fannie Mae should:

•	Restate its financial statements filed with the Commission to eliminate the use of hedge accounting.

•	Evaluate the accounting under Statement No. 91 and restate its financial statements filed with the Commission if the amounts required for correction are material.

•	Re-evaluate the information prepared under generally accepted accounting principles (GAAP) and non-GAAP information that Fannie Mae previously provided to investors, particularly in view of the decision that hedge accounting is not appropriate.

I appreciate the cooperation extended by Fannie Mae and OFHEO during our review and their willingness to provide us with information and detailed explanations of their views. It is my understanding that investigations into these and related matters by Fannie Mae’s special review committee, the Commission, and others are continuing.